EXHIBIT-99

             BESTNET ANNOUNCES ELECTION OF NEW CHAIRMAN OF THE BOARD

GRAND RAPIDS, Michigan - November 22, 2004 - BestNet Communications Corp. (OTCBB: BESC) announced today the resignation of Mr. Richard Bourke as President and Chairman of the Board of Directors and the election of Mr. Stanley L. Schloz. Mr. Bourke continues as a member of the Board of Directors. Mr. Schloz has been a member of the Board of Directors since October 2003.

In announcing the change, Mr. Schloz praised Mr. Bourke's initiatives in reducing costs, increasing marketing activities and placing increased emphasis on product enhancement. In his letter of resignation, Mr. Bourke advised that he would be spending more of his time in other business activities.

Stanley L. Schloz retired from Motorola in 1998 after a 32-year successful career spanning positions in engineering through senior business management. As Director, Tactical Systems Operations of the Space and Systems Technology Group he was responsible for the strategic direction and performance of the electronic fuse business with over $150M annual sales serving US and foreign governments along with prime contractors. His organization consisted of over 400 program management, engineering, marketing, and manufacturing associates. Recently Mr. Schloz has been engaged in business management consulting. He holds a BSEE from Iowa State University and has done Advanced Business studies at Arizona State University.

Mr. Schloz also stated that "BestNet is exploring entering into the bio-tech industry. We believe that by prudent selection of an investment portfolio, we can bring rich rewards to our shareholders. We realize, of course, that bio-tech investments are risky but believe that the potential rewards will outweigh the risks."

About BestNet Communications Corp.

BestNet Communications is a global solutions provider of long distance; conference calling, ClicktoPhone and custom application-based communication services. BestNet's services are accessed worldwide via the Internet, standard phones and wireless devices and are delivered using standard phone lines and equipment. This results in a cost effective high quality service for both businesses and consumers.

Under the brand name Bestnetcall(TM) (WWW.BESTNETCALL.COM) the patented services offer subscribers premium quality calls and conference calling, at significantly lower rates. Calls and conference calls can also be launched via a desktop application or handheld devices including Palm(TM), Pocket PC(R) and Blackberry(TM) and used with any standard or wireless phone. In addition the company's new ClicktoPhone(TM) service (www.ClicktoPhone.com) enables clients to add secure and anonymous voice communication connectivity anywhere in the world to web sites, web banners, pictures, electronic documents, and customized e-mail calling buttons.

This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the "safe harbor" created thereby. These statements include the plans and objectives of management for future operations, including plans and objectives. The forward-looking statements herein are based on current expectations that involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond control of the company. Although the company believes that the assumptions underlying the forward-looking statements are reasonable, any one of the assumptions could be inaccurate and, therefore, can be no assurance that the forward-lookingstatements included in this release will prove to be accurate.